Exhibit 10.48

ABBOTT LABORATORIES
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Director”) a Restricted Stock Unit Award (the “Award”) of «NoShares12345» restricted stock units (the “Units”) representing the right to receive an equal number of Shares on a specified Delivery Date.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Restricted Stock Unit Agreement.

(b)                                 Data:  Certain personal information about the Director held by the Company and the Subsidiary for which the Director provides services (if applicable), including (but not limited to) the Director’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Director’s favor, for the purpose of managing and administering the Program.

(c)                                  Director’s Representative:  The Director’s legal guardian or other legal representative.

(d)                                 Program:  The Abbott Laboratories 2009 Incentive Stock Program.

(e)                                  Termination:  A termination from service for any reason (including death or retirement) with the Board of Directors of the Company and all Subsidiaries.

2.                                      Delivery Date and Shareholder Rights.  The “Delivery Date” for Shares underlying the Units is the date on which the Shares are payable to the Director after the Restrictions on such Units lapse pursuant to Section 4 below.  Shares shall be issued from the Company’s available treasury shares.  Prior to the Delivery Date:

(a)                                     the Director shall not be treated as a shareholder as to those Shares underlying the Units, and shall have only a contractual right to receive Shares, unsecured by any assets of the Company or its Subsidiaries;

(b)                                     the Director shall not be permitted to vote the Shares underlying the Units; and

(c)                                      the Director’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.

Subject to the requirements of local law, the Director shall receive cash payments equal to the dividends and distributions paid on Shares underlying the Units (the “Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date as if each Unit were a Share; provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Director with respect to dividends or distributions the record date for which occurs on or after the date the Director has forfeited the Units, or the date the Restrictions on the Units have lapsed.  For purposes of compliance with the requirements of Code Section 409A, to the extent applicable, the specified date for payment of any Dividend Equivalents to which the Director is entitled under this Section 2 is the calendar year during the term of this Agreement in which the associated dividends or distributions are paid on Shares underlying the Units.  The Director shall have no right to determine the year in which Dividend Equivalents will be paid.

3.                                      Restrictions.  The Units shall be fully vested as of the Grant Date; provided, however, that the Units will be subject to subsections (3)(a), (b), and (c) below (collectively, the “Restrictions”) until the earlier to occur of the events described in subsection 4(a) or (b).

(a)                                The Units may not be sold, exchanged, assigned, transferred, pledged, or otherwise disposed of.

(b)                                Any additional Shares or other securities or property issued with respect to Shares covered by the Units as a result of any stock split, combination, stock dividend or recapitalization, shall be subject to the Restrictions and other provisions of the Program and this Agreement.

(c)                                 The Director shall not be entitled to receive any Shares prior to completion of all actions deemed appropriate by the Company to comply with federal, state or other applicable securities laws and stock exchange requirements.

4.                                      Lapse of Restrictions.  The Restrictions shall lapse and have no further force or effect and Shares underlying the Units shall be settled upon the earlier of the following events (each, a “Delivery Date”):

(a)                                Termination Event.  The date of the Director’s Termination; or

(b)                                Change in Control.  The date of occurrence of a Change in Control; provided that the event constituting a Change in Control is a “change in control event” as such term is defined in Treasury Regulation § 1.409A-3(i)(5).

5.                                      Withholding Taxes.  The Director may satisfy any federal, state, local or other applicable taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by:

(a)                                tendering a cash payment;

(b)                                having the Company withhold Shares from the Shares to be delivered to satisfy the minimum applicable withholding tax;

(c)                                 tendering Shares received in connection with the Units back to the Company; or

(d)                                delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

The Company shall have the right and is hereby authorized to withhold from the Shares deliverable to the Director pursuant to this Agreement or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Director, such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.  If the Company withholds for tax purposes from the Shares otherwise to be delivered to the Director, the Director is deemed to have been issued the full number of Shares underlying the Units, subject to the Restrictions set forth in this Agreement.

6.                                      No Right to Continued Service.  This Agreement and the Director’s participation in the Program is not and shall not be interpreted to:

(a)                                form a contractual or other relationship with the Company or its Subsidiaries;

(b)                                confer upon the Director any right to continue in the service of the Company or any of its Subsidiaries; or

(c)                                interfere with the ability of the Company or its Subsidiaries to terminate the Director’s service at any time.

7.                                      No Contract as of Right.  The Award does not create any contractual or other right to receive additional Awards or other Program Benefits.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Director.  Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

8.                                      Data Privacy

(a)                                   Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Director’s personal Data is necessary for the Company’s administration of the Program and the Director’s participation in the Program.  The Director’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Director:

(i)                                   voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Director’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Director’s behalf to a broker or other third party with whom the Director may elect to deposit any Shares acquired pursuant to the Program.

(b)                                   Data may be provided by the Director or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Director’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Director’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Director’s participation in the Program.

(c)                                    The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Director’s participation in the Program, and the Company and the Subsidiary that served by the Director (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                   The Director may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                   obtain confirmation as to the existence of the Data;

(ii)                                verify the content, origin and accuracy of the Data;

(iii)                             request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                            oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Director’s participation in the Program.

The Director may seek to exercise these rights by contacting the Company’s corporate human resources department.

9.                                      Form of Payment.  The Company may, in its sole discretion, settle the Director’s Units in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Director, the Company and/or its Subsidiaries to obtain the approval of any governmental and/or regulatory body in the Director’s country; (iii) would result in adverse tax consequences for the Director or the Company; or (iv) is administratively burdensome.  Alternatively, the Company may, in its sole discretion, settle the Director’s Units in the form of Shares but require the Director to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Director’s behalf).

10.                               Private Placement.  The grant of this Unit is not intended to be a public offering of securities in the Director’s country.  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this grant of Units is not subject to the supervision of the local securities authorities.

11.                               Exchange Controls.  As a condition to this grant of Units, the Director agrees to comply with any applicable foreign exchange rules and regulations.

12.                               Exchange Rate Fluctuations.  Neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Units, the amount realized upon settlement of the Units or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the Units, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate

13.                               Compliance with Applicable Laws and Regulations.

(a)                                The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

(b)                                Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Director’s participation in the Program and legally applicable to the Director or deemed by the Company or its Subsidiaries to be an appropriate charge to the Director even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Director acknowledges that the ultimate liability for all Tax-Related Items is and remains the Director’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries.  The Director further acknowledges that the Company and/or its Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, lapse of Restrictions or settlement of the Units, the issuance of Shares upon payment of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Director’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Director has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Director acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

14.                               Code Section 409A.  Payments made pursuant to this Agreement are intended to be exempt from or to otherwise comply with the provisions of Code Section 409A to the extent applicable.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Director’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, the Director shall not be deemed to have had a Termination unless the Director has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h), and amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Director’s Termination shall instead be paid on the first business day after the date that is six months following the Director’s Termination (or upon the Director’s death, if earlier).  For purposes of Code Section 409A, to the extent applicable, all payments provided hereunder shall be treated as a right to a series of separate payments and each separately identified amount to which the Director is entitled under this Agreement shall be treated as a separate payment.

Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Director (or any other individual claiming a benefit through the Director) for any tax, interest, or penalties the Director may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Director from the obligation to pay any taxes pursuant to Code Section 409A.

15.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Units, the Director’s participation in the Program or the Director’s acquisition or sale of the underlying Shares.  The Director is hereby advised to consult with the Director’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

16.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Director’s participation in the Program, on the Units and on any Shares acquired under the Program, to the extent the Company or its Subsidiaries determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Director agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Director’s country.  In addition, the Director agrees to take any and all actions as may be required to comply with the Director’s personal obligations under local laws, rules and regulations in the Director’s country.

17.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Director, the Director’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

18.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means.  The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.                               Addendum.  This grant of Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Director’s country.  Any such Addendum shall constitute part of this Agreement.

20.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

21.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Director and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

22.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Director, the Director’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

23.                               Language.  If the Director has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any state’s conflict of laws principles.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer